EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 21, 2012 appearing in the annual report on Form 11-K of SPX Corporation Retirement Savings and Stock Ownership Plan  as of December 31, 2011 and 2010 and for the year ended December 31, 2011.

/s/ Plante & Moran, PLLC

Southfield, Michigan
February 22, 2013